Exhibit 2.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:05 PM 08/12/2021	AMENDED AND RESTATED
FILED 07:05 PM 08/12/2021	CERTIFICATE OF INCORPORATION OF
SR 20212966149 - File Number 5863047	REALPHA ASSET MANAGEMENT, INC.,

It is hereby certified that:

1. The present name of the corporation (hereinafter called the “Corporation”) is ReAlpha Asset Management, Inc., which is the name under which the Corporation was originally incorporated; and the date of filing of the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware was April 22, 2021.

2. The provisions of the certificate of incorporation of the Corporation are hereby amended and restated and integrated into the single instrument which is hereinafter set forth.

3. The amendment and restatement of the Corporation’s certificate of incorporation herein certified have been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

4. The certificate of incorporation of the Corporation, as amended and restated herein, shall at the effective time of this amended and restated certificate of incorporation, read as follows:

ARTICLE I: NAME

The name of the corporation (the “Corporation”) is ReAlpha Asset Management, Inc.

ARTICLE II: AGENT FOR SERVICE OF PROCESS

The address of the registered office of the Corporation in the State of Delaware is 3524 Silverside Road Suite 35B, Wilmington, DE 19810. The name of the registered agent of the Corporation at that address is Advantage Delaware LLC.

ARTICLE III: PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV: AUTHORIZED STOCK

The total number of shares of stock which the Corporation has authority to issue is 50,000,000 shares of Common Stock, par value of $0.001 per share. The holders of Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

REALPHA ASSET MANAGEMENT, INC.,

ARTICLE V: AMENDMENT OF BYLAWS

The Board of Directors of the Corporation shall have the power to adopt, amend or repeal Bylaws of the Corporation; provided that any Bylaw adopted or amended by the Board of Directors, and any powers thereby conferred, may be amended, altered or repealed by the stockholders.

ARTICLE VI: VOTE BY BALLOT

Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VII: DIRECTOR LIABILITY

1. Limitation of Liability. To the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

2. Change in Rights. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE VIII: FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VIII (including, without limitation, each portion of any sentence of this Article VIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

REALPHA ASSET MANAGEMENT, INC.,

ARTICLE IX: PREEMPTIVE RIGHTS

No stockholder of the Corporation has a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and the stockholder.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been duly executed on August 12, 2021.

REALPHA ASSET MANAGEMENT, INC.

By:	/s/ Mike Logozzo
	Name:	Mike Logozzo
	Title:	Chief Financial Officer

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